Exhibit 99.01

WPCS Announces Financial Results for the

Three Months and Year Ended April 30, 2014

EXTON, PA - (Marketwired – July 30, 2014) - WPCS International Incorporated (NASDAQ: WPCS), which specializes in contracting services for communications infrastructure and the development of a digital currency trading platform, today announced its fiscal three month and full year 2014 financial results for the period ended April 30, 2014.

Sebastian Giordano, Interim CEO of WPCS, commented, “We are pleased with our revenue growth for the three months and full year period ended April 30, 2014. Accounting for the strategic reduction of our unprofitable Trenton Operations during both periods, revenue on a period-over-period basis for the three month period increased approximately 47% and for the full year approximately 34%. Also worth noting is the improvement to our balance sheet. As of April 30, 2014 we had $2.2 million in cash and shareholders’ equity of $6.0 million, an improvement from $1.4 million in cash and a deficit of $900,000 at April 30, 2013. We remain focused on strengthening our balance sheet and continuing to implement our strategic plan to build our profitable assets while divesting others such as Seattle, Australia and China that we anticipate will generate working capital and eliminate certain costs.”

Mr. Giordano continued, “Since acquiring BTX Trader in December 2013, we continue to enhance the technology and launch new products. Initially, we established a brand and a dedicated trader user base with limited marketing. Now, with the launch of our new product, Celery, our new web-based product committed to putting digital currency in the hands of ordinary consumers, we are excited about the additional market opportunity afforded us by being able to leverage the BTX Trader platform.”

Company and Financial Highlights:

•	Since acquiring the BTX Trader software platform in December 2013, the online platform has grown to 5,000 users and over 1,500 unique visitors per month;
•	BTX Trader has launched Celery (www.gocelery.com), a new product providing consumers with the simplest and fastest way to buy their first digital currency using direct bank transfers, initially focused on Bitcoin and Dogecoin;
•	BTX Trader has engaged the services of Clarity PR for public relations and social media marketing;
•	As previously announced, for the period January 1, 2014 through May 31, 2014, Suisun City was awarded approximately $5.5 million in new contracts as compared to $2.3 million for the same period year-over-year, an increase of 139%;
•	For the 2014 fiscal fourth quarter, revenue increased 25.7%. Taking into account the strategic reduction of the Company’s Trenton operations, revenue for the quarter and full year ended April 30, 2014 increased 47.2% and 34.4% respectively;
•	Reported cash and cash equivalents of $2.2 million as of April 30, 2014;
•	Increased shareholders’ equity by approximately $6.9 million from a deficit of $900,000 at April 30, 2013 to equity of $6.0 million at April 30, 2014; and
•	Entered into definitive agreements to divest the Australia and Seattle Operations.

Financial Results for the Three Month Period Ended April 30, 2014

For the fourth quarter of fiscal year 2014 ended April 30, 2014, WPCS reported revenue of approximately $6.2 million, an increase of 25.7% compared to revenue of $4.9 million for the same period in the prior year. This increase was partially offset by a $721,000 decrease in revenue in our Trenton Operations due to the reduction of this unprofitable operation, which commenced in September 2013. Excluding the decrease for the Trenton Operations, the effective increase in revenue from the remaining Suisun City and China operations was approximately 47.2%.

For the fourth quarter ended April 30, 2014, WPCS reported a net loss to common shareholders of approximately $1.2 million or $0.09 per share, which included: $301,000 of severance expense recorded per the separation agreement with CFO Joseph Heater; a $567,000 loss from discontinued operations for the Australia, Seattle, Lakewood and Hartford Operations; operating losses of $95,000 from the initial start-up of the Bitcoin trading segment; and operating losses of $64,000 from the wind-down of the Trenton Operation. The Company had a net loss of $6.2 million, or $6.23 per share, for the same period in fiscal 2013.

Financial Results for the Year Ended April 30, 2014

Revenue for the year ended April 30, 2014 was approximately $21.3 million, as compared to $24.8 million for the year ended April 30, 2013. This decrease in revenue was due primarily to an $8.8 million decrease in revenue in our Trenton Operations due to the strategic reduction of this unprofitable operation that commenced in September 2013. Excluding the decrease for the Trenton Operations, the effective increase in revenue from the remaining Suisun City and China Operations was approximately 34.4%.

The net loss attributable to common shareholders was approximately $11.2 million, or $1.99 per share, for the year ended April 30, 2014, of which approximately $9.2 million was attributable to: one-time charges of $1.8 million related to severance expense recorded per the separation agreements with former CEO Andrew Hidalgo and CFO Joseph Heater; $4.3 million of non-cash interest expense for the amortization of debt discount and expenses related to the conversion of senior secured convertible notes (the “Notes”) and the amendments to the Notes and warrants (the “Warrants”) (the “Amendment and Note Amendment”); $1.3 million related to the loss on extinguishment of the Notes; $834,000 related to the final change in fair value of the derivative liabilities associated with the Notes and Warrants prior to the Amendment and Note Amendment, which enabled us to reclassify the former derivative liabilities to stockholders’ equity; a net loss of approximately $71,000 from discontinued operations for the Australia, Seattle, Lakewood and Hartford Operations; approximately $443,000 in operating losses from the initial start-up of the Bitcoin trading segment; and approximately $438,000 of operating losses from the wind-down of the Trenton Operation. Such net loss for the year ended April 30, 2014, compares to a net loss attributable to common shareholders of $6.9 million, or $6.95 per diluted share, for the year ended April 30, 2013.

Shareholder Update Conference Call

Management will host a shareholder update conference call in August 2014. Details, including dial-in and webcast information, will be provided in an upcoming news release prior to the call.

About WPCS International Incorporated

WPCS operates in two business segments including: (1) providing communications infrastructure contracting services to the public services, healthcare, energy and corporate enterprise markets worldwide; and (2) developing a digital currency trading platform. For more information, please visit www.wpcs.com, www.btxtrader.com and www.gocelery.com.

Statements about the company's future expectations, including future revenue and earnings and all other statements in this press release, other than historical facts, are "forward looking" statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time. The company's actual results could differ materially from expected results. In reflecting subsequent events or circumstances, the company undertakes no obligation to update forward-looking statements.

INVESTOR CONTACT:

Capital Markets Group, LLC

Valter Pinto

PH: (914) 669-0222 or (212) 398-3486

valter@capmarketsgroup.com

WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Years Ended
	April 30,		April 30,
	2014	2013	2014	2013
		(Note 1)	(Note 1)	(Note 1)
REVENUE	$6,238,656	$4,964,300	$21,264,288	$24,774,876

COSTS AND EXPENSES:
Cost of revenue	5,185,235	3,096,545	16,744,720	17,556,832
Selling, general and administrative expenses	1,389,437	1,947,699	5,988,117	6,574,237
Severance expense	301,455	-	1,775,732	-
Depreciation and amortization	174,663	231,340	752,109	916,449

	7,050,790	5,275,584	25,260,678	25,047,518

OPERATING LOSS	(812,134)	(311,284)	(3,996,390)	(272,642)

OTHER EXPENSE (INCOME):
Interest expense	123,803	785,116	5,042,189	2,091,771
Loss on extinguishment of Notes	-	-	1,299,304	-
Change in fair value of derivative liabilities	-	2,000,674	833,750	2,703,248
Interest income	(11,595)	-	(11,595)	-

Loss from continuing operations before income tax (benefit) provision	(924,342)	(3,097,074)	(11,160,038)	(5,067,661)

Income tax (benefit) provision	(305,455)	296,046	(182,942)	216,314

LOSS FROM CONTINUING OPERATIONS	(618,887)	(3,393,120)	(10,977,096)	(5,283,975)

Discontinued operations:
Income (loss) from discontinued operations, net of tax benefit	(566,645)	(2,711,187)	33,890	(3,287,932)
(Loss) gain from disposal	-	(69,953)	(104,446)	1,756,586

Loss from discontinued operations, net of tax	(566,645)	(2,781,140)	(70,556)	(1,531,346)

CONSOLIDATED NET LOSS	(1,185,532)	(6,174,260)	(11,047,652)	(6,815,321)

Net (loss) income attributable to noncontrolling interest	(41,586)	12,484	11,287	95,406

NET LOSS ATTRIBUTABLE TO WPCS	(1,143,946)	$(6,186,744)	(11,058,939)	(6,910,727)

Dividend declared on preferred stock	(72,034)	-	(109,027)	-

NET LOSS ATTRIBUTABLE TO WPCS COMMON SHAREHOLDERS	$(1,215,980)	$(6,186,744)	$(11,167,966)	$(6,910,727)

Basic and diluted net loss attributable to WPCS common shareholders:
Loss from continuing operations	$(0.05)	$(3.43)	$(1.98)	$(5.41)
(Loss) income from discontinued operations	$(0.04)	$(2.73)	$0.01	$(3.31)
(Loss) gain from disposal	$-	$(0.07)	$(0.02)	$1.77
Basic and diluted net loss from discontinued operations	$(0.04)	$(2.80)	$(0.01)	$(1.54)
Basic and diluted net loss per common share attributable to WPCS	$(0.09)	$(6.23)	$(1.99)	$(6.95)

Basic and diluted weighted average number of common shares outstanding	13,913,164	994,187	5,597,821	994,187

WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES

 CONSOLIDATED BALANCE SHEETS

	April 30,	April 30,
ASSETS	2014	2013
		(Note 1)
CURRENT ASSETS:

Cash and cash equivalents	$2,177,070	$1,410,223
Restricted cash	-	1,869,178
Accounts receivable, net of allowance for doubtful accounts of $1,033,786 and $957,918 respectively	8,614,396	4,139,768
Costs and estimated earnings in excess of billings on uncompleted contracts	431,348	329,141
Deferred contract costs	1,166,734	1,597,894
Prepaid expenses and other current assets	217,235	96,903
Current assets held for sale	4,001,812	5,152,809
Total current assets	16,608,595	14,595,916

PROPERTY AND EQUIPMENT, net	1,780,520	2,526,638

CAPITALIZED SOFTWARE COSTS	3,207,305	-

OTHER ASSETS	52,376	214,259

OTHER ASSETS HELD FOR SALE	372,930	808,153

Total assets	$22,021,726	$18,144,966

WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES

 CONSOLIDATED BALANCE SHEETS (continued)

LIABILITIES AND EQUITY	April 30,	April 30,
	2014	2013
		(Note 1)
CURRENT LIABILITIES:

Current portion of loans payable	$31,680	$23,790
Senior secured convertible notes, net of debt discount of $853,413 and $2,888,889, respectively	44,921	1,111,111
Derivative liability - senior secured convertible notes	-	3,088,756
Accounts payable and accrued expenses	4,956,232	3,036,981
Accrued severance	1,520,205	-
Billings in excess of costs and estimated earnings on uncompleted contracts	1,448,563	1,344,159
Deferred revenue	-	113,503
Due related party	778,573	-
Other payable to Zurich	1,533,757	1,743,986
Short-term bank loan	3,195,000	2,432,205
Income taxes payable	30,855	139,557
Dividend payable	72,034	-
Current liabilities held for sale	1,797,615	2,046,000
Total current liabilities	15,409,435	15,080,048

Loans payable, net of current portion	56,537	66,874
Secured promissory note, related parties	500,000	-
Loans payable, net of current portion, held for sale	88,404	66,964
Derivative liability - warrants	-	3,858,508
Total liabilities	16,054,376	19,072,394

COMMITMENTS AND CONTINGENCIES

EQUITY:

WPCS EQUITY (DEFICIT):
Preferred stock - 5,000,000 shares authorized, 2,438 shares of Series E Preferred Stock issued	2,438,000	-
with $1,000 stated value, and liquidation preference of $5,707,000
Common stock - $0.0001 par value, 14,285,714 shares authorized, 13,913,164 and 993,538
shares issued and outstanding, respectively	1,391	99
Additional paid-in capital	66,672,106	50,844,183
Accumulated deficit	(65,222,355)	(54,054,389)
Accumulated other comprehensive income on foreign currency translation	1,232,003	1,433,541

Total WPCS equity (deficit)	5,121,145	(1,776,566)

Noncontrolling interest	846,205	849,138
Total equity (deficit)	5,967,350	(927,428)

Total liabilities and equity	$22,021,726	$18,144,966

Note 1. Certain reclassifications have been made to prior period results to conform to the current period presentation.